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                                                                     EXHIBIT 3.3

                             ARTICLES SUPPLEMENTARY
                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                       Class R Cumulative Preferred Stock
                           (Par Value $.01 Per Share)


      APARTMENT INVESTMENT AND MANAGEMENT COMPANY, a Maryland corporation (hereinafter called the "Corporation"), having its principal office in Baltimore City, Maryland, hereby certifies to the Department of Assessments and Taxation of the State of Maryland that:

      FIRST: Pursuant to authority expressly vested in the Board of Directors of the Corporation by Section 1.2 of Article IV of the Charter of the Corporation, as amended to date (the "Charter"), the Board of Directors has duly divided and classified 4,140,000 authorized but unissued shares of Class A Common Stock of the Corporation, par value $.01 per share, into a class designated as Class R Cumulative Preferred Stock, par value $.01 per share, and has provided for the issuance of such class.

      SECOND: The reclassification increases the number of shares classified as Class R Cumulative Preferred Stock, par value $.01 per share, from no shares immediately prior to the reclassification to 4,140,000 shares immediately after the reclassification. The reclassification decreases the number of shares classified as Class A Common Stock from 461,902,738 shares immediately prior to the reclassification to 457,762,738 shares immediately after the reclassification. The number of shares classified as Class R Cumulative Preferred Stock may be decreased upon reacquisition thereof in any manner, or by retirement thereof, by the Corporation.

      THIRD: The terms of the Class R Cumulative Preferred Stock (including the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, or terms or conditions of redemption) as set by the Board of Directors are as follows:

      1.          Number of Shares and Designation.

      This class of Preferred Stock shall be designated as Class R Cumulative Preferred Stock (the "Class R Preferred Stock") and Four Million One Hundred Forty Thousand (4,140,000) shall be the authorized number of shares of such Class R Preferred Stock constituting such class.

      2.          Definitions.

      For purposes of the Class R Preferred Stock, the following terms shall have the meanings indicated:

"Act" shall mean the Securities Act of 1933, as amended.

"affiliate" of a Person means a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified.

"Aggregate Value" shall mean, with respect to any block of Equity Stock, the product of (i) the number of shares of Equity Stock within such block and (ii) the corresponding Market Price of one share of Equity Stock of such class.


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"Beneficial Ownership" shall mean, with respect to any Person, ownership of shares of Equity Stock equal to the sum of (without duplication) (i) the number of shares of Equity Stock directly owned by such Person, (ii) the number of shares of Equity Stock indirectly owned by such Person (if such Person is an "individual" as defined in Section 542(a)(2) of the Code) taking into account the constructive ownership rules of Section 544 of the Code, as modified by
Section 856(h)(1)(B) of the Code, and (iii) the number of shares of Equity Stock that such Person is deemed to beneficially own pursuant to Rule 13d-3 under the Exchange Act, or that is attributed to such Person pursuant to Section 318 of the Code, as modified by Section 856(d)(5) of the Code, provided that when applying this definition of Beneficial Ownership to the Initial Holder, clause
(iii) of this definition, and clause (ii) of the definition of "Person" shall be disregarded. The terms "Beneficial Owner," "Beneficially Owns" and "Beneficially Owned" shall have the correlative meanings.

"Board of Directors" shall mean the Board of Directors of the Corporation or any committee authorized by such Board of Directors to perform any of its responsibilities with respect to the Class R Preferred Stock; provided that, for purposes of paragraph (a) of Section 8 of this Article, the term "Board of Directors" shall not include any such committee.

"Business Day" shall mean any day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York, New York are not required to be open.

"Charitable Beneficiary" shall mean one or more beneficiaries of the Trust as determined pursuant to Section 10.3(G) of this Article, each of which shall be an organization described in Section 170(b)(1)(A), 170(c)(2) and 501(c)(3) of the Code.

"Class A Common Stock" shall mean the Class A Common Stock, par value $.01 per share, of the Corporation, and such other shares of the Corporation's capital stock into which outstanding shares of such Class A Common Stock shall be reclassified.

"Class R Preferred Stock" shall have the meaning set forth in Section 1 of this Article.

"Closing Price" shall mean, when used with respect to a share of any Equity Stock and for any date, the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case, as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if the Equity Stock is not listed or admitted to trading on the NYSE, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Equity Stock is listed or admitted to trading or, if the Equity Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if the Equity Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Equity Stock selected by the Board of Directors of the Corporation or, if the Equity Stock is not publicly traded, the fair value of a share of such Equity Stock as reasonably determined in good faith by the Board of Directors.

"Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto. Reference to any provision of the Code shall mean such provision as in effect from time to time, as the same may be amended, and any successor thereto, as interpreted by any applicable regulations or other administrative pronouncements as in effect from time to time.



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"Dividend Payment Date" shall mean March 15, June 15, September 15, and December
15 of each year; provided, that if any Dividend Payment Date falls on any day other than a Business Day, the dividend payment payable on such Dividend Payment Date shall be paid on the Business Day immediately following such Dividend Payment Date and no interest shall accrue on such dividend from such date to such Dividend Payment Date.

"Dividend Periods" shall mean the Initial Dividend Period and each subsequent quarterly dividend period commencing on and including March 15, June 15, September 15, and December 15 of each year and ending on and including the day preceding the first day of the next succeeding Dividend Period, other than the Dividend Period during which any Class R Preferred Stock shall be redeemed pursuant to Section 5 hereof, which shall end on and include the Redemption Date with respect to the Class R Preferred Stock being redeemed.

"Equity Stock" shall mean one or more shares of any class of capital stock of the Corporation.

"Excess Transfer" has the meaning set forth in Section 10.3(A) of this Article.

"Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

"Issue Date" shall mean July 20, 2001.

"Initial Dividend Period" shall mean the period commencing on and including the Issue Date and ending on and including September 15, 2001.

"Initial Holder" shall mean Terry Considine.

"Initial Holder Limit" shall mean a number of the Outstanding shares of Class R Preferred Stock of the Corporation having an Aggregate Value not in excess of the excess of (x) 15% of the Aggregate Value of all Outstanding shares of Equity Stock over (y) the Aggregate Value of all shares of Equity Stock other than Class R Preferred Stock that are Beneficially Owned by the Initial Holder. From the Issue Date, the secretary of the Corporation, or such other person as shall be designated by the Board of Directors, shall upon request make available to the representative(s) of the Initial Holder and the Board of Directors, a schedule that sets forth the then-current Initial Holder Limit applicable to the Initial Holder.

"Junior Stock" shall have the meaning set forth in paragraph (c) of Section 7 of this Article.

"Liquidation Preference" shall have the meaning set forth in paragraph (a) of
Section 4 of this Article.

"Look-Through Entity" shall mean a Person that is either (i) described in
Section 401(a) of the Code as provided under Section 856(h)(3) of the Code or
(ii) registered under the Investment Company Act of 1940.

"Look-Through Ownership Limit" shall mean, for any Look-Through Entity, a number of the Outstanding shares of Class R Preferred Stock of the Corporation having an Aggregate Value not in excess of the excess of (x) 15% of the Aggregate Value of all Outstanding shares of Equity Stock over (y) the Aggregate Value of all shares of Equity Stock other than Class R Preferred Stock that are Beneficially Owned by the Look-Through Entity.

"Market Price" on any date shall mean, with respect to any share of Equity Stock, the Closing Price of a share of that class of Equity Stock on the Trading Day immediately preceding such date.


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"NYSE" shall mean The New York Stock Exchange, Inc.

"Operating Partnership" shall mean AIMCO Properties, L.P., a Delaware limited partnership.

"Outstanding" shall mean issued and outstanding shares of Equity Stock of the Corporation; provided, however, that for purposes of the application of the Ownership Limit, the Look-Through Ownership Limit or the Initial Holder Limit to any Person, the term "Outstanding" shall be deemed to include the number of shares of Equity Stock that such Person alone, at that time, could acquire pursuant to any options or convertible securities.

"Ownership Limit" shall mean, for any Person other than the Initial Holder or a Look-Through Entity, a number of the Outstanding shares of Class R Preferred Stock of the Corporation having an Aggregate Value not in excess of the excess of (x) 8.7% of the Aggregate Value of all Outstanding shares of Equity Stock over (y) the Aggregate Value of all shares of Equity Stock other than Class R Preferred Stock that are Beneficially Owned by the Person.

"Ownership Restrictions" shall mean, collectively, the Ownership Limit, as applied to Persons other than the Initial Holder or Look-Through Entities, the Initial Holder Limit, as applied to the Initial Holder, and the Look-Through Ownership Limit, as applied to Look-Through Entities.

"Parity Stock" shall have the meaning set forth in paragraph (b) of Section 7 of this Article.

"Person" shall mean (a) for purposes of Section 10 of this Article, (i) an individual, corporation, partnership, estate, trust (including a trust qualifying under Section 401(a) or 501(c) of the Code), association, "private foundation," within the meaning of Section 509(a) of the Code, joint stock company or other entity, and (ii) a "group," as that term is used for purposes of Section 13(d)(3) of the Exchange Act, and (b) for purposes of the remaining Sections of this Article, any individual, firm, partnership, corporation or other entity, including any successor (by merger or otherwise) of such entity.

"Prohibited Transferee" shall have the meaning set forth in Section 10.3(A) of this Article.

"Record Date" shall have the meaning set forth in paragraph (a) of Section 3 of this Article.

"Redemption Date" shall mean, in the case of any redemption of any shares of Class R Preferred Stock, the date fixed for redemption of such shares.

"Redemption Price" shall mean, with respect to any share of Class R Preferred Stock to be redeemed, 100% of the Liquidation Preference thereof, plus all accumulated, accrued and unpaid dividends (whether or not earned or declared), if any, to the Redemption Date.

"REIT" shall mean a "real estate investment trust," as defined in Section 856 of the Code.

"Senior Stock" shall have the meaning set forth in paragraph (a) of Section 7 of this Article.

"set apart for payment" shall be deemed to include, without any action other than the following, the recording by the Corporation in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to a declaration of dividends or other distribution by the Board of Directors, the allocation of funds to be so paid on any series or class of capital stock of the Corporation; provided, however, that if any funds for any class or series of Junior Stock or any class or series of Parity Stock are placed in a separate account of the Corporation or delivered to a disbursing, paying or other similar agent, then "set apart for payment" with respect to the Class R


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Preferred Stock shall mean placing such funds in a separate account or delivering such funds to a disbursing, paying or other similar agent.

"Trading Day" shall mean, when used with respect to any Equity Stock, (i) if the Equity Stock is listed or admitted to trading on the NYSE, a day on which the NYSE is open for the transaction of business, (ii) if the Equity Stock is not listed or admitted to trading on the NYSE but is listed or admitted to trading on another national securities exchange or automated quotation system, a day on which the principal national securities exchange or automated quotation system, as the case may be, on which the Equity Stock is listed or admitted to trading is open for the transaction of business, or (iii) if the Equity Stock is not listed or admitted to trading on any national securities exchange or automated quotation system, any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

"Transfer" shall mean any sale, transfer, gift, assignment, devise or other disposition of a share of Class R Preferred Stock (including (i) the granting of an option or any series of such options or entering into any agreement for the sale, transfer or other disposition of Class R Preferred Stock or (ii) the sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for Class R Preferred Stock), whether voluntary or involuntary, whether of record ownership or Beneficial Ownership, and whether by operation of law or otherwise (including, but not limited to, any transfer of an interest in other entities that results in a change in the Beneficial Ownership of shares of Class R Preferred Stock). The term "Transfers" and "Transferred" shall have correlative meanings.

"Transfer Agent" means such transfer agent as may be designated by the Board of Directors or their designee as the transfer agent for the Class R Preferred Stock; provided, that if the Corporation has not designated a transfer agent then the Corporation shall act as the transfer agent for the Class R Preferred Stock.

"Trust" shall mean the trust created pursuant to Section 10.3(A) of this Article.

"Trustee" shall mean the Person unaffiliated with either the Corporation or the Prohibited Transferee that is appointed by the Corporation to serve as trustee of the Trust.

"Voting Preferred Stock" shall have the meaning set forth in Section 8 of this Article.

      3.          Dividends.

                  (a) The holders of Class R Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, out of funds legally available for that purpose, quarterly cash dividends on the Class R Preferred Stock in an amount per share equal to $0.625. Such dividends shall be cumulative from the Issue Date, whether or not in any Dividend Period or Periods such dividends shall be declared or there shall be funds of the Corporation legally available for the payment of such dividends, and shall be payable quarterly in arrears on each Dividend Payment Date, commencing on September 15, 2001. Each such dividend shall be payable in arrears to the holders of record of the Class R Preferred Stock, as they appear on the stock records of the Corporation at the close of business on March 1, June 1, September 1 or December 1 (each a "Record Date"), as the case may be, immediately preceding such Dividend Payment Date. Accumulated, accrued and unpaid dividends for any past Dividend Periods may be declared and paid at any time, without reference to any regular Dividend Payment Date, to holders of record on such date, which date shall not precede by more than 45 days the payment date thereof, as may be fixed by the Board of Directors.



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                  (b) The amount of dividends payable per share of Class R
Preferred Stock for the Initial Dividend Period, or any other period shorter than a full Dividend Period, shall be computed ratably on the basis of twelve 30-day months and a 360-day year. Holders of Class R Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of cumulative dividends, as herein provided, on the Class R Preferred Stock. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Class R Preferred Stock that may be in arrears.

                  (c) So long as any of the shares of Class R Preferred Stock are outstanding, except as described in the immediately following sentence, no dividends shall be declared or paid or set apart for payment by the Corporation and no other distribution of cash or other property shall be declared or made, directly or indirectly, by the Corporation with respect to any class or series of Parity Stock for any period unless dividends equal to the full amount of accumulated, accrued and unpaid dividends have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for such payment, on the Class R Preferred Stock for all Dividend Periods terminating on or prior to the date such dividend or distribution is declared, paid, set apart for payment or made, as the case may be, with respect to such class or series of Parity Stock. When dividends are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, all dividends declared upon the Class R Preferred Stock and all dividends declared upon any other class or series of Parity Stock shall be declared ratably in proportion to the respective amounts of dividends accumulated, accrued and unpaid on the Class R Preferred Stock and accumulated, accrued and unpaid on such Parity Stock.

                  (d) So long as any of the shares of Class R Preferred Stock are outstanding, no dividends (other than dividends or distributions paid in shares of or options, warrants or rights to subscribe for or purchase shares of, Junior Stock) shall be declared or paid or set apart for payment by the Corporation and no other distribution of cash or other property shall be declared or made, directly or indirectly, by the Corporation with respect to any shares of Junior Stock, nor shall any shares of Junior Stock be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of Class A Common Stock made for purposes of an employee incentive or benefit plan of the Corporation or any subsidiary) for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) directly or indirectly by the Corporation (except by conversion into or exchange for shares of, or options, warrants, or rights to subscribe for or purchase shares of, Junior Stock), nor shall any other cash or other property otherwise be paid or distributed to or for the benefit of any holder of shares of Junior Stock in respect thereof, directly or indirectly, by the Corporation unless, in each case, dividends equal to the full amount of all accumulated, accrued and unpaid dividends on all outstanding shares of Class R Preferred Stock have been declared and paid, or such dividends have been declared and a sum sufficient for the payment thereof has been set apart for such payment, on all outstanding shares of Class R Preferred Stock for all Dividend Periods ending on or prior to the date such dividend or distribution is declared, paid, set apart for payment or made with respect to such shares of Junior Stock, or the date such shares of Junior Stock are redeemed, purchased or otherwise acquired or monies paid to or made available for any sinking fund for such redemption, or the date any such cash or other property is paid or distributed to or for the benefit of any holders of Junior Stock in respect thereof, as the case may be.

                  Notwithstanding the provisions of this Section 3, the Corporation shall not be prohibited from (i) declaring or paying or setting apart for payment any dividend or distribution on any shares of Parity Stock or
(ii) redeeming, purchasing or otherwise acquiring any Parity Stock, in each case, if such declaration, payment, redemption, purchase or other acquisition is necessary in order to maintain the continued qualification of the Corporation as a REIT under Section 856 of the Code.


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      4.          Liquidation Preference.

                  (a) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any payment or distribution by the Corporation (whether of capital, surplus or otherwise) shall be made to or set apart for the holders of Junior Stock, the holders of shares of Class R Preferred Stock shall be entitled to receive Twenty-Five Dollars ($25) per share of Class R Preferred Stock (the "Liquidation Preference"), plus an amount equal to all dividends (whether or not earned or declared) accumulated, accrued and unpaid thereon to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. Until the holders of the Class R Preferred Stock have been paid the Liquidation Preference in full, plus an amount equal to all dividends (whether or not earned or declared) accumulated, accrued and unpaid thereon to the date of final distribution to such holders, no payment will be made to any holder of Junior Stock upon the liquidation, dissolution or winding up of the Corporation. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of Class R Preferred Stock shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other shares of any class or series of Parity Stock, then such assets, or the proceeds thereof, shall be distributed among the holders of Class R Preferred Stock and any such other Parity Stock ratably in the same proportion as the respective amounts that would be payable on such Class R Preferred Stock and any such other Parity Stock if all amounts payable thereon were paid in full. For the purposes of this Section 4, (i) a consolidation or merger of the Corporation with one or more corporations, (ii) a sale or transfer of all or substantially all of the Corporation's assets, or (iii) a statutory share exchange shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Corporation.

                  (b) Upon any liquidation, dissolution or winding up of the Corporation, after payment shall have been made in full to the holders of Class R Preferred Stock and any Parity Stock, as provided in Section 4(a), any other series or class or classes of Junior Stock shall, subject to the respective terms thereof, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Class R Preferred Stock and any Parity Stock shall not be entitled to share therein.

      5.          Redemption at the Option of the Corporation.

                  (a) Shares of Class R Preferred Stock shall not be redeemable by the Corporation prior to July 20, 2006, except as set forth in Section 10.2 of this Article. On and after July 20, 2006, the Corporation, at its option, may redeem shares of Class R Preferred Stock, in whole or from time to time in part, at a redemption price payable in cash equal to the Redemption Price applicable thereto. In the event of a redemption of shares of Class R Preferred Stock, if the Redemption Date occurs after a Record Date and on or prior to the related Dividend Payment Date, the dividend payable on such Dividend Payment Date in respect of such shares called for redemption shall be payable on such Dividend Payment Date to the holders of record at the close of business on such Record Date notwithstanding the redemption of such shares, and shall not be payable as part of the redemption price for such shares. In connection with any redemption pursuant to this Section 5(a), the redemption price of the Class R Preferred Stock (other than any portion thereof consisting of accumulated, accrued and unpaid dividends) shall be payable solely with the proceeds from the sale by the Corporation or the Operating Partnership of other capital shares of the Corporation or the Operating Partnership (whether or not such sale occurs concurrently with such redemption). For purposes of the preceding sentence, "capital shares" means any common stock, preferred stock, depositary shares, partnership or other interests, participations or other ownership interests (however designated) and any rights (other than debt securities convertible into or exchangeable at the option of the holder for equity securities (unless and to the extent such


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debt securities are subsequently converted into capital shares)) or options to purchase any of the foregoing of or in the Corporation or the Operating Partnership.

                  (b) The Redemption Date shall be selected by the Corporation, shall be specified in the notice of redemption and shall be not less than 30 days nor more than 60 days after the date notice of redemption is sent by the Corporation.

                  (c) If full cumulative dividends on all outstanding shares of Class R Preferred Stock have not been declared and paid, or declared and set apart for payment, no shares of Class R Preferred Stock may be redeemed unless all outstanding shares of Class R Preferred Stock are simultaneously redeemed. Neither the Corporation nor any affiliate of the Corporation may purchase or acquire shares of Class R Preferred Stock, other than pursuant to a purchase or exchange offer made on the same terms to all holders of shares of Class R Preferred Stock.

                  (d) If the Corporation shall redeem shares of Class R Preferred Stock pursuant to paragraph (a) of this Section 5, notice of such redemption shall be given to each holder of record of the shares to be redeemed. Such notice shall be provided by first class mail, postage prepaid, at such holder's address as the same appears on the stock records of the Corporation. Neither the failure to mail any notice required by this paragraph (d), nor any defect therein or in the mailing thereof to any particular holder, shall affect the sufficiency of the notice or the validity of the proceedings for redemption with respect to the other holders. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given on the date mailed whether or not the holder receives the notice. Each such notice shall state, as appropriate: (i) the Redemption Date; (ii) the number of shares of Class R Preferred Stock to be redeemed and, if fewer than all such shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the place or places at which certificates for such shares are to be surrendered; and (iv) the Redemption Price payable on such Redemption Date, including, without limitation, a statement as to whether or not accumulated, accrued and unpaid dividends will be payable as part of the Redemption Price, or payable on the next Dividend Payment Date to the record holder at the close of business on the relevant record date as described in the next sentence. Notice having been mailed as aforesaid, from and after the Redemption Date (unless the Corporation shall fail to make available the amount of cash necessary to effect such redemption), (i) dividends on the shares of Class R Preferred Stock so called for redemption shall cease to accumulate or accrue on the shares of Class R Preferred Stock called for redemption, (ii) said shares shall no longer be deemed to be outstanding, and (iii) all rights of the holders thereof as holders of Class R Preferred Stock of the Corporation shall cease (except the right to receive the cash payable upon such redemption, without interest thereon, upon surrender and endorsement of their certificates if so required); provided, however, that if the Redemption Date for any shares of Class R Preferred Stock occurs after any dividend record date and on or prior to the related Dividend Payment Date, the full dividend payable on such Dividend Payment Date in respect of such shares of Class R Preferred Stock called for redemption shall be payable on such Dividend Payment Date to the holders of record of such shares at the close of business on the corresponding dividend record date notwithstanding the prior redemption of such shares. The Corporation's obligation to make available the cash necessary to effect the redemption in accordance with the preceding sentence shall be deemed fulfilled if, on or before the applicable Redemption Date, the Corporation shall irrevocably deposit in trust with a bank or trust company (which may not be an affiliate of the Corporation) that has, or is an affiliate of a bank or trust company that has, a capital and surplus of at least $50,000,000, such amount of cash as is necessary for such redemption plus, if such Redemption Date occurs after any dividend record date and on or prior to the related Dividend Payment Date, such amount of cash as is necessary to pay the dividend payable on such Dividend Payment Date in respect of such shares of Class R Preferred Stock called for redemption, with irrevocable instructions that such cash be applied to the redemption of the shares of Class R Preferred Stock so called for redemption and, if


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
applicable, the payment of such dividend. No interest shall accrue for the benefit of the holders of shares of Class R Preferred Stock to be redeemed on any cash so set aside by the Corporation. Subject to applicable escheat laws, any such cash unclaimed at the end of two years from the Redemption Date shall revert to the general funds of the Corporation, after which reversion the holders of shares of Class R Preferred Stock so called for redemption shall look only to the general funds of the Corporation for the payment of such cash.

      As promptly as practicable after the surrender in accordance with such notice of the certificates for any such shares of Class R Preferred Stock to be so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and the notice shall so state), such certificates shall be exchanged for cash (without interest thereon). If fewer than all the outstanding shares of Class R Preferred Stock are to be redeemed, shares to be redeemed shall be selected by the Corporation from outstanding shares of Class R Preferred Stock not previously called for redemption by lot or, with respect to the number of shares of Class R Preferred Stock held of record by each holder of such shares, pro rata (as nearly as may be) or by any other method as may be determined by the Board of Directors in its discretion to be equitable. If fewer than all the shares of Class R Preferred Stock represented by any certificate are redeemed, then a new certificate representing the unredeemed shares shall be issued without cost to the holders thereof.

      6.          Status of Reacquired Stock.

      All shares of Class R Preferred Stock that have been issued and reacquired in any manner by the Corporation shall be returned to the status of authorized but unissued shares of Class R Preferred Stock.

      7.          Ranking.

      Any class or series of capital stock of the Corporation shall be deemed to rank:

                  (a) prior or senior to the Class R Preferred Stock, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, if the holders of such class or series shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Class R Preferred Stock ("Senior Stock");

                  (b) on a parity with the Class R Preferred Stock, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share thereof be different from those of the Class R Preferred Stock, if (i) such capital stock is Class B Cumulative Convertible Preferred Stock, Class C Cumulative Preferred Stock, Class D Cumulative Preferred Stock, Class G Cumulative Preferred Stock, Class H Cumulative Preferred Stock, Class I Cumulative Preferred Stock, Class J Cumulative Convertible Preferred Stock, Class K Convertible Cumulative Preferred Stock, Class L Convertible Cumulative Preferred Stock, Class M Convertible Cumulative Preferred Stock, Class N Convertible Cumulative Preferred Stock, Class O Cumulative Convertible Preferred Stock, Class P Convertible Cumulative Preferred Stock or Class Q Cumulative Preferred Stock of the Corporation, or
(ii) the holders of such class of stock or series and the Class R Preferred Stock shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority of one over the other (the capital stock referred to in clauses (i) and (ii) of this paragraph being hereinafter referred to, collectively, as "Parity Stock"); and

                  (c) junior to the Class R Preferred Stock, as to the payment of dividends and as to the distribution of assets upon liquidation, dissolution or winding up, if (i) such capital stock or series shall be Class A Common Stock or (ii) the holders of Class R Preferred Stock shall be entitled to receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of shares of such class or series (the capital stock referred to in clauses (i) and (ii) of this paragraph being hereinafter referred to, collectively, as "Junior Stock").

      8.          Voting.

                  (a) If and whenever six quarterly dividends (whether or not consecutive) payable on the Class R Preferred Stock or any series or class of Parity Stock shall be in arrears (which shall, with respect to any such quarterly dividend, mean that any such dividend has not been paid in full), whether or not earned or declared, the number of directors then constituting the Board of Directors shall be increased by two if not already increased by reason of similar types of provisions with respect to shares of any other class or series of Parity Stock which is entitled to similar voting rights (the "Voting Preferred Stock") and the holders of shares of Class R Preferred Stock, together with the holders of shares of all other Voting Preferred Stock then entitled to exercise similar voting rights, voting as a single class regardless of series, shall be entitled to elect the two additional directors to serve on the Board of Directors at any annual meeting of stockholders or special meeting held in place thereof, or at a special meeting of the holders of the Class R Preferred Stock and the Voting Preferred Stock called as hereinafter provided. Whenever all arrears in dividends on the Class R Preferred Stock and the Voting Preferred Stock then outstanding shall have been paid and dividends thereon for the current quarterly dividend period shall have been declared and paid, or declared and set apart for payment, then the right of the holders of the Class R Preferred Stock and the Voting Preferred Stock to elect such additional two directors shall cease (but subject always to the same provision for the vesting of such voting rights in the case of any similar future arrearages), and the terms of office of all persons elected as directors by the holders of the Class R Preferred Stock and the Voting Preferred Stock shall forthwith terminate and the number of directors constituting the Board of Directors shall be reduced accordingly. At any time after such voting power shall have been so vested in the holders of Class R Preferred Stock and the Voting Preferred Stock, if applicable, the Secretary of the Corporation may, and upon the written request of any holder of Class R Preferred Stock (addressed to the Secretary at the principal office of the Corporation) shall, call a special meeting of the holders of the Class R Preferred Stock and of the Voting Preferred Stock for the election of the two directors to be elected by them as herein provided, such call to be made by notice similar to that provided in the Bylaws of the Corporation for a special meeting of the stockholders or as required by law. If any such special meeting required to be called as above provided shall not be called by the Secretary within 20 days after receipt of any such request, then any holder of Class R Preferred Stock may call such meeting, upon the notice above provided, and for that purpose shall have access to the stock books of the Corporation. The directors elected at any such special meeting shall hold office until the next annual meeting of the stockholders or special meeting held in lieu thereof if such office shall not have previously terminated as above provided. If any vacancy shall occur among the directors elected by the holders of the Class R Preferred Stock and the Voting Preferred Stock, a successor shall be elected by the Board of Directors, upon the nomination of the then-remaining director elected by the holders of the Class R Preferred Stock and the Voting Preferred Stock or the successor of such remaining director, to serve until the next annual meeting of the stockholders or special meeting held in place thereof if such office shall not have previously terminated as provided above.

                  (b) So long as any shares of Class R Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the Charter of the

Corporation, the affirmative vote of at least 66-2/3% of the votes entitled to be cast by the holders of the Class R Preferred Stock voting as a single class with the holders of all other classes or series of Parity Stock entitled to vote on such matters, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

                           (i) any amendment, alteration or repeal of any of the
provisions of, or the addition of any provision to, these Articles Supplementary, the Charter or the By-Laws of the Corporation that materially adversely affects the voting powers, rights or preferences of the holders of the Class R Preferred Stock; provided, however, that the amendment of the provisions of the Charter so as to increase the authorized amount of Class R Preferred Stock, or to authorize or create, or to increase the authorized amount of, or issue any Junior Stock or any shares of any class of Parity Stock, shall not be deemed to materially adversely affect the voting powers, rights or preferences of the holders of Class R Preferred Stock; or

                           (ii) the authorization, creation of, increase in the
authorized amount of, or issuance of any shares of any class or series of Senior Stock or any security convertible into shares of any class or series of Senior Stock (whether or not such class or series of Senior Stock is currently authorized);

provided, however, that no such vote of the holders of Class R Preferred Stock shall be required if, at or prior to the time when such amendment, alteration or repeal is to take effect, or when the issuance of any such Senior Stock or convertible or exchangeable security is to be made, as the case may be, provision is made for the redemption of all shares of Class R Preferred Stock at the time outstanding to the extent such redemption is authorized by Section 5 of this Article.

      For purposes of the foregoing provisions and all other voting rights under these Articles Supplementary, each share of Class R Preferred Stock shall have one (1) vote per share, except that when any other class or series of preferred stock of the Corporation shall have the right to vote with the Class R Preferred Stock as a single class on any matter, then the Class R Preferred Stock and such other class or series shall have with respect to such matters one quarter of one vote per $25 of stated liquidation preference. Except as otherwise required by applicable law or as set forth herein or in the Charter, the Class R Preferred Stock shall not have any relative, participating, optional or other special voting rights and powers other than as set forth herein, and the consent of the holders thereof shall not be required for the taking of any corporate action.

      9.          Record Holders.

      The Corporation and the Transfer Agent may deem and treat the record holder of any share of Class R Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor the Transfer Agent shall be affected by any notice to the contrary.

      10.1        Restrictions on Ownership and Transfers.

                  (A) Limitation on Beneficial Ownership. Except as provided in
Section 10.8, from and after the Issue Date, no Person (other than the Initial Holder or a Look-Through Entity) shall Beneficially Own shares of Class R Preferred Stock in excess of the Ownership Limit, the Initial Holder shall not Beneficially Own shares of Class R Preferred Stock in excess of the Initial Holder Limit and no Look-Through Entity shall Beneficially Own shares of Class R Preferred Stock in excess of the Look-Through Ownership Limit.

                  (B) Transfers in Excess of Ownership Limit. Except as provided in Section 10.8, from and after the Issue Date (and subject to Section 10.12), any Transfer (whether or not such Transfer is the result of transactions entered into through the facilities of the NYSE or other securities exchange or an automated inter-dealer quotation system) that, if effective, would result in any Person (other than the Initial Holder or a Look-Through Entity) Beneficially Owning shares of Class R Preferred Stock in excess of the Ownership Limit shall be void ab initio as to the Transfer of such shares of Class R Preferred Stock that would be otherwise Beneficially Owned by such Person in excess of the Ownership Limit, and the intended transferee shall acquire no rights in such shares of Class R Preferred Stock.

                  (C) Transfers in Excess of Initial Holder Limit. Except as provided in Section 10.8, from and after the Issue Date (and subject to Section 10.12), any Transfer (whether or not such Transfer is the result of transactions entered into through the facilities of the NYSE or other securities exchange or an automated inter-dealer quotation system) that, if effective, would result in the Initial Holder Beneficially Owning shares of Class R Preferred Stock in excess of the Initial Holder Limit shall be void ab initio as to the Transfer of such shares of Class R Preferred Stock that would be otherwise Beneficially Owned by the Initial Holder in excess of the Initial Holder limit, and the Initial Holder shall acquire no rights in such shares of Class R Preferred Stock.

                  (D) Transfers in Excess of Look-Through Ownership Limit. Except as provided in Section 10.8 from and after the Issue Date (and subject to Section 10.12), any Transfer (whether or not such Transfer is the result of transactions entered into through the facilities of the NYSE or other securities exchange or an automated inter-dealer quotation system) that, if effective, would result in any Look-Through Entity Beneficially Owning shares of Class R Preferred Stock in excess of the Look-Through Ownership limit shall be void ab initio as to the Transfer of such shares of Class R Preferred Stock that would be otherwise Beneficially Owned by such Look-Through Entity in excess of the Look-Through Ownership Limit and such Look-Through Entity shall acquire no rights in such shares of Class R Preferred Stock.

                  (E) Transfers Resulting in "Closely Held" Status. From and after the Issue Date, any Transfer that, if effective would result in the Corporation being "closely held" within the meaning of Section 856(h) of the Code, or would otherwise result in the Corporation failing to qualify as a REIT (including, without limitation, a Transfer or other event that would result in the Corporation owning (directly or constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation from such tenant would cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code) shall be void ab initio as to the Transfer of shares of Class R Preferred Stock that would cause the Corporation (i) to be "closely held" within the meaning of Section 856(h) of the Code or (ii) otherwise fail to qualify as a REIT, as the case may be, and the intended transferee shall acquire no rights in such shares of Class R Preferred Stock.

                  (F) Severability on Void Transactions. A Transfer of a share of Class R Preferred Stock that is null and void under Sections 10.1(B), (C),
(D), or (E) of this Article because it would, if effective, result in (i) the ownership of Class R Preferred Stock in excess of the Initial Holder Limit, the Ownership Limit, or the Look-Through Ownership Limit, (ii) the Corporation being "closely held" within the meaning of Section 856(h) of the Code or (iii) the Corporation otherwise failing to qualify as a REIT, shall not adversely affect the validity of the Transfer of any other share of Class R Preferred Stock in the same or any other related transaction.

      10.2 Remedies for Breach. If the Board of Directors or a committee thereof shall at any time determine in good faith that a Transfer or other event has taken place in violation of

Section 10.1 of this Article or that a Person intends to acquire or has attempted to acquire Beneficial Ownership of any shares of Class R Preferred Stock in violation of Section 10.1 of this Article (whether or not such violation is intended), the Board of Directors or a committee thereof shall be empowered to take any action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, but not limited to, refusing to give effect to such Transfer or other event on the books of the Corporation, causing the Corporation to redeem such shares at the then current Market Price and upon such terms and conditions as may be specified by the Board of Directors in its sole discretion (including, but not limited to, by means of the issuance of long-term indebtedness for the purpose of such redemption), demanding the repayment of any distributions received in respect of shares of Class R Preferred Stock acquired in violation of Section 10.1 of this Article or instituting proceedings to enjoin such Transfer or to rescind such Transfer or attempted Transfer; provided, however, that any Transfers or attempted Transfers (or in the case of events other than a Transfer, Beneficial Ownership) in violation of Section 10.1 of this Article, regardless of any action (or non-action) by the Board of Directors or such committee, (a) shall be void ab initio or (b) shall automatically result in the transfer described in Section
10.3 of this Article; provided, further, that the provisions of this Section
10.2 shall be subject to the provisions of Section 10.12 of this Article; provided, further, that neither the Board of Directors nor any committee thereof may exercise such authority in a manner that interferes with any ownership or transfer of Class R Preferred Stock that is expressly authorized pursuant to
Section 10.8(C) of this Article.

      10.3        Transfer in Trust.

                  (A) Establishment of Trust. If, notwithstanding the other provisions contained in this Article, at any time after the Issue Date there is a purported Transfer (an "Excess Transfer") (whether or not such Transfer is the result of transactions entered into through the facilities of the NYSE or other securities exchange or an automated inter-dealer quotation system) or other change in the capital structure of the Corporation (including, but not limited to, any redemption of Equity Stock) or other event (including, but not limited to, any acquisition of any share of Equity Stock) such that (a) any Person (other than the Initial Holder or a Look-Through Entity) would Beneficially Own shares of Class R Preferred Stock in excess of the Ownership Limit, or (b) the Initial Holder would Beneficially Own shares of Class R Preferred Stock in excess of the Initial Holder Limit, or (c) any Person that is a Look-Through Entity would Beneficially Own shares of Class R Preferred Stock in excess of the Look-Through Ownership Limit (in any such event, the Person, Initial Holder or Look-Through Entity that would Beneficially Own shares of Class R Preferred Stock in excess of the Ownership Limit, the Initial Holder Limit or the Look-Through Entity Limit, respectively, is referred to as a "Prohibited Transferee"), then, except as otherwise provided in Section 10.8 of this Article, such shares of Class R Preferred Stock in excess of the Ownership Limit, the Initial Holder Limit or the Look-Through Ownership Limit, as the case may be, (rounded up to the nearest whole share) shall be automatically transferred to a Trustee in his capacity as trustee of a Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the Excess Transfer, change in capital structure or another event giving rise to a potential violation of the Ownership Limit, the Initial Holder Limit or the Look Through Entity Ownership Limit.

                  (B) Appointment of Trustee. The Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with either the Corporation or any Prohibited Transferee. The Trustee may be an individual or a bank or trust company duly licensed to conduct a trust business.

                  (C) Status of Shares Held by the Trustee. Shares of Class R Preferred Stock held by the Trustee shall be issued and outstanding shares of capital stock of the Corporation. Except to the extent provided in Section 10.3(E), the Prohibited Transferee shall have no rights in the Class R Preferred Stock held by the Trustee, and the Prohibited Transferee shall not benefit economically from ownership of any shares held in trust by the Trustee, shall have no rights to dividends and shall not possess any rights to vote or other rights attributable to the shares held in the Trust.

                  (D) Dividend and Voting Rights. The Trustee shall have all voting rights and rights to dividends with respect to shares of Class R Preferred Stock held in the Trust, which rights shall be exercised for the benefit of the Charitable Beneficiary. Any dividend or distribution paid prior to the discovery by the Corporation that the shares of Class R Preferred Stock have been transferred to the Trustee shall be repaid to the Corporation upon demand, and any dividend or distribution declared but unpaid shall be rescinded as void ab initio with respect to such shares of Class R Preferred Stock. Any dividends or distributions so disgorged or rescinded shall be paid over to the Trustee and held in trust for the Charitable Beneficiary. Any vote cast by a Prohibited Transferee prior to the discovery by the Corporation that the shares of Class R Preferred Stock have been transferred to the Trustee will be rescinded as void ab initio and shall be recast in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary. The owner of the shares at the time of the Excess Transfer, change in capital structure or other event giving rise to a potential violation of the Ownership Limit, Initial Holder Limit or Look-Through Entity Ownership Limit shall be deemed to have given an irrevocable proxy to the Trustee to vote the shares of Class R Preferred Stock for the benefit of the Charitable Beneficiary.

                  (E) Restrictions on Transfer. The Trustee of the Trust may sell the shares held in the Trust to a Person, designated by the Trustee, whose ownership of the shares will not violate the Ownership Restrictions. If such a sale is made, the interest of the Charitable Beneficiary shall terminate and proceeds of the sale shall be payable to the Prohibited Transferee and to the Charitable Beneficiary as provided in this Section 10.3(E). The Prohibited Transferee shall receive the lesser of (1) the price paid by the Prohibited Transferee for the shares or, if the Prohibited Transferee did not give value for the shares (through a gift, devise or other transaction), the Market Price of the shares on the day of the event causing the shares to be held in the Trust and (2) the price per share received by the Trustee from the sale or other disposition of the shares held in the Trust. Any proceeds in excess of the amount payable to the Prohibited Transferee shall be payable to the Charitable Beneficiary. If any of the transfer restrictions set forth in this Section 10.3(E) or any application thereof is determined in a final judgment to be void, invalid or unenforceable by any court having jurisdiction over the issue, the Prohibited Transferee may be deemed, at the option of the Corporation, to have acted as the agent of the Corporation in acquiring the Class R Preferred Stock as to which such restrictions would, by their terms, apply, and to hold such Class R Preferred Stock on behalf of the Corporation.

                  (F) Purchase Right in Stock Transferred to the Trustee. Shares of Class R Preferred Stock transferred to the Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation shall have the right to accept such offer for a period of 90 days after the later of (i) the date of the Excess Transfer or other event resulting in a transfer to the Trust and (ii) the date that the Board of Directors determines in good faith that an Excess Transfer or other event occurred.

                  (G) Designation of Charitable Beneficiaries. By written notice to the Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Trust relating to such Prohibited Transferee if (i) the shares of Class R Preferred Stock held in the Trust would not violate the Ownership Restrictions in the hands of such Charitable Beneficiary and (ii) each Charitable Beneficiary is an organization described in Sections 170(b)(1)(A), 170(c)(2) and 501(c)(3) of the Code.

      10.4 Notice of Restricted Transfer. Any Person that acquires or attempts to acquire shares of Class R Preferred Stock in violation of Section 10.1 of this Article, or any Person that is a Prohibited Transferee such that stock is transferred to the Trustee under Section 10.3 of this Article, shall immediately give written notice to the Corporation of such event and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer or attempted Transfer or other event on the Corporation's status as a REIT. Failure to give such notice shall not limit the rights and remedies of the Board of Directors provided herein in any way.

      10.5 Owners Required to Provide Information. From and after the Issue Date certain record and Beneficial Owners and transferees of shares of Class R Preferred Stock will be required to provide certain information as set out below.

                  (A) Annual Disclosure. Every record holder or Beneficial Owner of more than 5% (or such other percentage between 0.5% and 5%, as provided in the applicable regulations adopted under the Code) of the number of Outstanding shares of Class R Preferred Stock shall, within 30 days after January 1 of each year, give written notice to the Corporation stating the name and address of such record holder or Beneficial Owner, the number of shares of Class R Preferred Stock Beneficially Owned, and a full description of how such shares are held. Each such record holder or Beneficial Owner of Class R Preferred Stock shall, upon demand by the Corporation, disclose to the Corporation in writing such additional information with respect to the Beneficial Ownership of the Class R Preferred Stock as the Board of Directors, in its sole discretion, deems appropriate or necessary to (i) comply with the provisions of the Code regarding the qualification of the Corporation as a REIT under the Code and (ii) ensure compliance with the Ownership Limit, the Initial Holder Limit or the Look-Through Ownership Limit, as applicable. Each stockholder of record, including without limitation any Person that holds shares of Class R Preferred Stock on behalf of a Beneficial Owner, shall take all reasonable steps to obtain the written notice described in this Section 10.5 from the Beneficial Owner.

                  (B) Disclosure at the Request of the Corporation. Any Person that is a Beneficial Owner of shares of Class R Preferred Stock and any Person (including the stockholder of record) that is holding shares of Class R Preferred Stock for a Beneficial Owner, and any proposed transferee of shares, shall provide such information as the Corporation, in its sole discretion, may request in order to determine the Corporation's status as a REIT, to comply with the requirements of any taxing authority or other governmental agency, to determine any such compliance or to ensure compliance with the Ownership Limit, the Initial Holder Limit and the Look-Through Ownership Limit, and shall provide a statement or affidavit to the Corporation setting forth the number of shares of Class R Preferred Stock already Beneficially Owned by such stockholder or proposed transferee and any related persons specified, which statement or affidavit shall be in the form prescribed by the Corporation for that purpose.

      10.6 Remedies Not Limited. Nothing contained in this Article shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable (subject to the provisions of Section 10.12 of this Article) (i) to protect the Corporation and the interests of its stockholders in the preservation of the Corporation's status as a REIT and (ii) to insure compliance with the Ownership Limit, the Initial Holder Limit and the Look-Through Ownership Limit.

      10.7 Ambiguity. In the case of an ambiguity in the application of any of the provisions of Section 10 of this Article, or in the case of an ambiguity in any definition contained in Section 10 of this Article, the Board of Directors shall have the power to determine the application of the provisions of this Article with respect to any situation based on its reasonable belief, understanding or knowledge of the circumstances.

      10.8 Exceptions. The following exceptions shall apply or may be established with respect to the limitations of Section 10.1 of this Article.

                  (A) Waiver of Ownership Limit. The Board of Directors, upon receipt of a ruling from the Internal Revenue Service or an opinion of tax counsel or other evidence or undertaking acceptable to it, may waive the application, in whole or in part, of the Ownership Limit to a Person subject to the Ownership Limit, if such person is not an individual for purposes of Section 542(a) of the Code (as modified to exclude qualified trusts from treatment as individuals pursuant to Section 856(h)(3) of the Code) and is a corporation, partnership, limited liability company, estate or trust. In connection with any such exemption, the Board of Directors may require such representations and undertakings from such Person and may impose such other conditions as the Board of Directors deems necessary, in its sole discretion, to determine the effect, if any, of the proposed Transfer on the Corporation's status as a REIT.

                  (B) Pledge by Initial Holder. Notwithstanding any other provision of this Article, the pledge by the Initial Holder of all or any portion of the Class R Preferred Stock directly owned at any time or from time to time shall not constitute a violation of Section 10.1 of this Article and the pledgee shall not be subject to the Ownership Limit with respect to the Class R Preferred Stock so pledged to it either as a result of the pledge or upon foreclosure.

                  (C) Underwriters. For a period of 270 days (or such longer period of time as any underwriter described below shall hold an unsold allotment of Class R Preferred Stock) following the purchase of Class R Preferred Stock by an underwriter that (i) is a corporation, partnership or other legal entity and
(ii) participates in an offering of the Class R Preferred Stock, such underwriter shall not be subject to the Ownership Limit with respect to the Class R Preferred Stock purchased by it as a part of or in connection with such offering and with respect to any Class R Preferred Stock purchased in connection with market making activities.

      10.9 Legend. Each certificate for Class R Preferred Stock shall bear substantially the following legend:

                           "The shares of Class R Cumulative Preferred Stock
represented by this certificate are subject to restrictions on transfer. No person may Beneficially Own shares of Class R Cumulative Preferred Stock in excess of the Ownership Restrictions, as applicable, with certain further restrictions and exceptions set forth in the Charter (including the Articles Supplementary setting forth the terms of the Class R Cumulative Preferred Stock). Any Person that attempts to Beneficially Own shares of Class R Cumulative Preferred Stock in excess of the applicable limitation must immediately notify the Corporation. All capitalized terms in this legend have the meanings ascribed to such terms in the Charter (including the Articles Supplementary setting forth the terms of the Class R Cumulative Preferred Stock), as the same may be amended from time to time, a copy of which, including the restrictions on transfer, will be sent without charge to each stockholder that so requests. If the restrictions on transfer are violated, (i) the transfer of the shares of Class R Cumulative Preferred Stock represented hereby will be void in accordance with the

Charter (including the Articles Supplementary setting forth the terms of the Class R Cumulative Preferred Stock) or (ii) the shares of Class R Cumulative Preferred Stock represented hereby will automatically be transferred to a Trustee of a Trust for the benefit of one or more Charitable Beneficiaries."

      10.10 Severability. If any provision of this Article or any application of any such provision is determined in a final and unappealable judgment to be void, invalid or unenforceable by any Federal or state court having jurisdiction over the issues, the validity and enforceability of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

      10.11 Board of Directors Discretion. Anything in this Article to the contrary notwithstanding, the Board of Directors shall be entitled to take or omit to take such actions as it in its discretion shall determine to be advisable in order that the Corporation maintain its status as and continue to qualify as a REIT, including, but not limited to, reducing the Ownership Limit, the Initial Holder Limit and the Look-Through Ownership Limit in the event of a change in law.

      10.12 Settlement. Nothing in this Section 10 of this Article shall be interpreted to preclude the settlement of any transaction entered into through the facilities of the NYSE or other securities exchange or an automated inter-dealer quotation system.

      FOURTH: The terms of the Class R Cumulative Preferred Stock set forth in Article Third hereof shall become Article XXIX of the Charter.

      IN WITNESS WHEREOF, the Corporation has caused these presents to be signed in its name and on its behalf by its Executive Vice President and Chief Financial Officer and witnessed by its Assistant Secretary on July 18, 2001.

WITNESS:                                        APARTMENT INVESTMENT AND
                                                MANAGEMENT COMPANY

/s/ Lucy Cordova                                /s/ Paul J. McAuliffe
-------------------------
Lucy Cordova                                    Paul J. McAuliffe
Assistant Secretary                             Executive Vice President and
                                                Chief Financial Officer


      THE UNDERSIGNED, Executive Vice President and Chief Financial Officer of APARTMENT INVESTMENT AND MANAGEMENT COMPANY, who executed on behalf of the Corporation the Articles Supplementary of which this Certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles Supplementary to be the corporate act of said Corporation and hereby certifies that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.


                                                /s/ Paul J. McAuliffe

                                                Paul J. McAuliffe
                                                Executive Vice President and
                                                Chief Financial Officer